UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2016 (June 13, 2016)

Global Medical REIT Inc.

 (Exact name of registrant as specified in its charter)

Maryland	8091371022	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	202-524-6851

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2016, Global Medical REIT Inc. ( the “Company”, “we”, “us”, “our”) entered into a Pay-Off Letter and Conversion Agreement (the “Pay-Off Letter and Conversion Agreement”) with ZH USA, LLC, our majority stockholder (together with its predecessor, HFE USA, LLC, the “Lender”), with regards to the Convertible Demand Promissory Notes issued between July 1, 2014 and December 31, 2015 (collectively, the “Convertible Debentures”) evidencing loans from the Lender to the Company having an aggregate current principal amount outstanding of $25,030,134.

Under the Pay-Off Letter and Conversion Agreement, the Company agrees that, on the closing date of the underwritten public offering of 9,100,000 shares of its common stock, par value $0.001 per share (as the offering may be increased or decreased in size, the “IPO”), subject to the closing of the IPO, the Company will (i) pay to the Lender $10,000,000.00 of the principal amount outstanding under the Convertible Debentures (the “Pay-Off”), leaving $15,030,134 of remaining principal amount outstanding under the Convertible Debentures (the “Remaining Principal Amount Outstanding”) and (ii) convert the Remaining Principal Amount Outstanding into a combination of (x) shares of the common stock, par value $0.001 per share, of the Company (“Shares”), and (y) limited partnership units of the Company’s operating partnership, Global Medical REIT L.P. (“Units”), in each case based on a conversion rate of $12.748 per Share or Unit (the “Conversion”).

Within 15 days after the date on which the Pay-Off and Conversion are completed, the Company further agrees to pay to the Lender all accrued interest owing to the Lender in respect of the Convertible Debentures, which accrued interest shall include (i) the $1,590,632.00 accrued as of the date of the Pay-Off Letter and Conversion Agreement, plus (ii) $5,486.06 per day for each day between and including the day after the date of the Pay-Off Letter and Conversion Agreement and the day on which the Pay-Off and Conversion are completed (collectively, the “Accrued Interest Amount”). As of the time on which the Pay-Off has been made and the Conversion has been completed, the Convertible Debentures automatically terminate, all obligations thereunder will be cancelled and all claims of the Lender in respect thereof will be released, except that the agreement of the Company to pay the Lender the Accrued Interest Amount will survive until such payment of the Accrued Interest Amount is made.

The foregoing description of the Pay-Off Letter and Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 13, 2016, the board of directors (the “Board”) of the Company approved an amendment and restatement of the Company’s Amended and Restated Bylaws (as amended and restated, the “Bylaws”), effective as of such date.

The following is a summary of amendments to the Bylaws, which is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is filed as Exhibit 3.1 hereto. In addition to the amendments described below, the Bylaws include certain changes to clarify language and consistency with Maryland law and the listing requirements of the New York Stock Exchange (on which we have applied to list our common stock) and to make various technical revisions and non-substantive changes.

The Bylaws have been amended to provide for the following matters, among others:

a)	Procedures for calling and holding special stockholders meetings;

b)	Procedures for notice, organization and conduct of stockholders meetings;

c)	Advance notice provisions for stockholder nominations for director and stockholder business proposals;

d)	Clarification that the Company’s election to become subject to Section 3-804(c) of the Maryland General Corporation Law has already become effective;

e)	Procedures for calling a meeting of the Board in the event of an emergency;

f)	Procedures for Board committees to fill vacancies, appoint committee chairs and delegate powers;

g)	The adjournment or postponement of a shareholder meeting to a date not more than 120 days after the original record date, without the need to set a new record date; and

h)	Litigation regarding internal actions be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).

The foregoing description of the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Global Medical REIT Inc., effective June 13, 2016.
10.1	Pay-Off Letter and Conversion Agreement between ZH USA, LLC and the Company, dated June 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.
Date: June 17, 2016	By: /s/ Conn Flanigan
Conn Flanigan Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Global Medical REIT Inc., effective June 13, 2016.
10.1	Pay-Off Letter and Conversion Agreement between ZH USA, LLC and the Company, dated June 15, 2016.